 Exhibit 99.3

Energy Partners, Ltd. Announces Cash Tender Offer and Consent Solicitation for its 8 3/4% Senior Notes Due 2010

New Orleans, Louisiana, March 26, 2007… Energy Partners, Ltd. (NYSE: EPL) (“EPL” or the “Company”) today announced that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding 8 3/4% Senior Notes due 2010 (the “Notes”) (CUSIP No. 29270UAC9) and related consent solicitation to amend the indenture pursuant to which the Notes were issued (the “Consent Solicitation”).

The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 20, 2007, unless extended or earlier terminated (the "Expiration Date") by the Company. The Consent Solicitation will expire at 5:00 p.m., New York City time, on April 9, 2007, unless extended or earlier terminated (the "Consent Payment Deadline"). Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Payment Deadline

The total consideration per $1,000 principal amount of the Notes validly tendered and not withdrawn on or prior to the Consent Payment Deadline will be calculated based on the present value on the payment date of the sum of $1,043.75 (the redemption price for the Notes on August 1, 2007, which is the earliest redemption date for the Notes) and interest payments through August 1, 2007, determined using a discount factor equal to the yield on the price determination date (defined below) of the 3 7/8% U.S. Treasury Note due July 31, 2007 plus a fixed spread of 50 basis points.  The Company expects that the price determination date will be 2:00 p.m., New York City time, on the 10th business day preceding the expiration date.  Holders who validly tender their Notes on or prior to the Consent Payment Deadline will receive payment on or about the initial payment date, which is expected to be before the end of April 2007.

In connection with the Offer, the Company is soliciting consents to proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants and certain events of default in the indenture.  The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the Consent Payment Deadline. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Offer is subject to the satisfaction or waiver of certain conditions, including the closing of the Company’s equity self-tender offer, the consummation of the requisite financing to purchase the Notes, receipt of consents from holders representing a majority in principal amount of the outstanding Notes, and certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated March 26, 2007, copies of which may be obtained from Mackenzie Partners, Inc. the information agent and depositary for the Offer, at (800) 322-2885 (US toll-free) and (212) 929-5500 (collect).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL.  Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;
•	oil and natural gas prices;
•	the impact of derivative positions;
•	production expense estimates;
•	cash flow estimates;
•	future financial performance;
•	planned capital expenditures;
•
EPL’s ability to obtain consents from holders representing a majority in principal amount of the outstanding Notes, to close its equity self-tender and to consummate the requisite financing to purchase the Notes; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

No Offer or Solicitation.  This release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent of any Notes. The tender offer and the consent solicitation will be made solely by an Offer to Purchase and Consent Solicitation Statement. EPL’S SHAREHOLDERS ARE ADVISED TO READ EPL’S OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE DISTRIBUTED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It.  Noteholders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, by directing a request to:

Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.